Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcement: July 26 - 30, 2006 - Doak Dermatologics will be exhibiting at the Summer Meeting of the American Academy of Dermatology, held in San Diego, CA.

August 7 - 10, 2006 - Doak Dermatologics will be exhibiting at the American Podiatric Medical Association, held in Las Vegas, NV.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS RESTATES FIRST
QUARTER 2006 FINANCIAL RESULTS TO INCREASE
BASIC AND DILUTED NET INCOME PER COMMON
SHARE BY $0.03

Fairfield, NJ — July 19, 2006 – BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) announced that during the financial closing process for the second quarter 2006, management of the Company concluded that an error occurred in the preparation of Bradley’s first quarter 2006 financial statements that requires a restatement.

The restatement is a result of the Company mistakenly accruing, as of March 31, 2006, interest expense that was actually already recorded and paid during the quarter ended March 31, 2006. This error was discovered by the Company during the financial closing process for the quarter ended June 30, 2006. To rectify this error, the Company’s consolidated statement of income for the quarter ended March 31, 2006 was restated to reduce interest expense by $962,975 to $2,114,016, increase income tax expense (benefit) by $405,000 to income tax expense of $149,000, increase net income (loss) by $557,975 to net income of $205,333, resulting in an increase to basic and diluted net income (loss) per common share of $0.03 to basic and diluted net income per common share of $0.01. In addition, the Company’s consolidated balance sheet as of March 31, 2006 was restated to reduce prepaid income taxes by $405,000 to $6,458,528, reduce accrued expenses by $962,975 to $36,823,502 and increase retained earnings by $557,975 to $41,514,934. Bradley’s previously issued financial statements for the period ended March 31, 2006 should no longer be relied upon. Bradley filed restated financial statements today through an amended quarterly report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 31, 2006.

For more detailed information, please see Bradley’s filings, including its amended Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 31, 2006 filed today, by visiting www.bradpharm.com and clicking on the Investor Relations link, then on SEC Filings.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, timing of our filings with the SEC, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to estimate sales; ability to comply with the restrictive covenants under its credit facility; ability to refinance its credit facility, if necessary; ability to access the capital markets on attractive terms or at all; ability to favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON(R) E Ointment when and if approved by the FDA; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action, shareholder derivative lawsuits and controversies or proceedings arising out of proposed shareholder initiatives), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.